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                                 EXHIBIT 10.24


                         LICENSE AND SUPPLY AGREEMENT
                         ----------------------------



    This Agreement is made and entered into as of this 30th day of September, 1994 (the "Effective Date") by and between HOLOGIC, INC. ("HOLOGIC"), a Delaware corporation with a principal place of business at 590 Lincoln Street, Waltham, Massachusetts 02154, and SEREX, INC. ("SEREX"), a New Jersey corporation with a principal place of business at 230 West Passaic Street, Maywood, New Jersey 07607.

    WHEREAS, SEREX has developed a proprietary technology that has applications for diagnostic test strip markers; and

    WHEREAS, HOLOGIC is in the business of developing and marketing diagnostic products applicable to osteoporosis and bone metabolism; and

    WHEREAS, HOLOGIC and SEREX wish to cooperate in the development and production of a product that uses SEREX's proprietary technology to assess and quantify bone turnover and

    WHEREAS, SEREX is willing to grant, and HOLOGIC desires to obtain, exclusive rights and licenses in the product resulting from their cooperation;

    NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.   DEFINITIONS

    The following terms as used in this Agreement shall have the meanings specified below:

         (a) The term "TEST" shall mean a urine-activated test strip marker that uses the proprietary Serex Antibody Release Assay (SARA) immuno-diagnostic technology to assess bone turnover, and any IMPROVEMENT thereof.

         (b) The term "READER" shall mean one or more reader devices that are capable of analyzing and displaying the result produced by the use of a TEST and any IMPROVEMENT thereof.

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         (c) The term "PRODUCT" shall mean the TEST and the READER.

         (d) The term "IMPROVEMENT" shall mean any modification or addition to the TEST or READER that improves the cost, accuracy, precision, or processing speed of such TEST or READER.

         (e) The term "PROJECT" shall mean the joint undertaking of HOLOGIC and SEREX to develop, conduct clinical trials of, gain regulatory approval for, manufacture, market and sell the PRODUCT.

         (f) The term "PATENTS" shall mean the patent, if any, issued in connection with U.S. Patent Application # 08192778, and any patent application filed in the United States or elsewhere with respect to the PRODUCT and any patent issued thereon.

         (g) The term "INTELLECTUAL PROPERTY" shall mean the PATENTS and all trade secrets and other know-how relating to the design, development, and manufacture of the PRODUCT.

    2.   ROLE OF THE PARTIES IN COOPERATION

    2.1 The parties jointly will devise specifications for the function, application, utilization, accuracy, and cost of the PRODUCT.

    2.2 SEREX will conduct the development of the TEST and supervise the development of the READER to satisfy the agreed specifications.

    2.3 HOLOGIC will design, negotiate, and conduct clinical trials of the PRODUCT and will bear the cost of such clinical trials. SEREX will cooperate with HOLOGIC and provide technical assistance to effect clinical trials of the PRODUCT.

    2.4 HOLOGIC will file for and use diligent efforts to obtain approval from the Food and Drug Administration ("FDA") and any other relevant regulatory authority in the United States and elsewhere in the world where HOLOGIC intends to market and sell the PRODUCT. Regulatory approvals will be issued in the name of HOLOGIC, which will bear the cost of obtaining such approvals. SEREX will cooperate with HOLOGIC and provide technical assistance to secure regulatory approvals of the TEST.

    2.5 On or before October 1st of each year following FDA approval, HOLOGIC shall deliver to SEREX a marketing forecast for the following calendar year, including the estimated number of TESTS HOLOGIC anticipates purchasing during such period and any delivery requirements HOLOGIC anticipates imposing. Within thirty (30) days following receipt of such forecast, SEREX shall notify

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HOLOGIC whether it has the capacity to manufacture and deliver the estimated number of TESTS.

    2.6 At HOLOGIC's request from time to time, SEREX will manufacture the TESTS and design and procure the packaging for the PRODUCT. While HOLOGIC has a present intention to have SEREX manufacture the TESTS provided SEREX can meet the quality, quantity and delivery requirements of HOLOGIC, HOLOGIC, subject to the provisions of Section 8 hereof, reserves to itself, in its sole and absolute discretion, the right to purchase TESTS from third party manufacturers.

    2.7  HOLOGIC will market, distribute and sell the PRODUCT worldwide.

    3.   CONDUCT OF THE DEVELOPMENT

    3.1 It is agreed by both parties hereto that the development of the PRODUCT under this Agreement will be conducted through mutually agreed steps and according to a mutually agreed schedule. Within sixty (60) days after the Effective Date, SEREX will deliver to HOLOGIC a detailed development plan based on the proposal set forth in HOLOGIC's letter to SEREX dated June 24, 1994, a copy of which is attached hereto as Appendix A. The proposed plan shall include estimated costs, performance targets, a monthly budget and a schedule for development of the PRODUCT. In the event that HOLOGIC does not agree with the plan as proposed, the parties shall use their best efforts to develop a development plan with mutually agreeable terms. The development plan, as finally agreed to by the parties, shall be referred to in this Agreement as the "Plan."

    3.2 SEREX will use its best efforts to complete the development of each step as scheduled in the Plan. In the event that SEREX does not complete a step as set forth in the Plan or according to the schedule in the Plan, SEREX may propose a revised Plan, provided that SEREX shall agree to bear all costs and expenses arising from delays or deviance from the original Plan. HOLOGIC may accept or reject a proposed revised Plan at its sole discretion.

    3.3 SEREX will assign [ * ] persons to work full-time in the development of the PRODUCT, and will provide all necessary materials, facilities, equipment and other resources to support such personnel. The persons assigned to the PROJECT may change from time to time, provided that the persons assigned at any one time shall have the knowledge and skills appropriate to the portion of the PROJECT on which they are working.

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    3.4  Judith Fitzpatrick, Ph.D., founder and Chief Science Officer of SEREX, shall serve as PROJECT Manager and agrees to devote whatever portion of her professional efforts are necessary to ensure that the PROJECT proceeds according to the Plan. In the event that Dr. Fitzpatrick fails to devote adequate time and attention to the PROJECT, as determined by HOLOGIC in the reasonable exercise of its discretion, or if Dr. Fitzpatrick ceases to be actively involved in the PROJECT or in SEREX's business generally, HOLOGIC, in the sole exercise of its discretion and at its own expense, may select and appoint a manager to oversee the conduct and completion of the PROJECT.

    3.5 Not less than sixty (60) days prior to the projected date of completion of SEREX's development of the PRODUCT, as estimated by the parties from time to time, HOLOGIC shall deliver to SEREX a plan for the clinical trials of the PRODUCT. The proposed plan shall include a description of the manner in which the trials will be conducted, as well as an estimated schedule for such trials. HOLOGIC agrees to use its best efforts to conduct the clinical trials substantially in accordance with the proposed plan.

    3.6 At least fifteen (15) days prior to submitting any filing to the FDA or any other regulatory authority pursuant to Section 2.4, above, HOLOGIC shall, prior to submission to the FDA, provide copies of the proposed filings (together with English translations thereof, where necessary) to SEREX for review and comment. The final form and contents of any such filing shall be determined by HOLOGIC in the sole exercise of its discretion.

    4.   COSTS AND EXPENSES

    4.1  HOLOGIC shall reimburse SEREX for the expenses incurred by SEREX to
develop the PRODUCT, not to exceed the sum of [   *   ] for any one month;
provided, however, that the maximum amount of expenses for which reimbursement is required shall be reduced to [ * ] per month upon the commencement of clinical trials of the TEST (as confirmed by first patient enrollment) and shall be reduced to [ * ] upon the first commercial sale of the PRODUCT. As used herein, the term "expenses" shall mean expenses incurred in connection with this Agreement (even if incurred prior to the Effective Date), salaries and benefits allocable to the portion of any employee's time spent on the PROJECT, costs of materials, travel costs specifically related to the PROJECT, and costs of maintaining and operating laboratory and other facilities used for the PROJECT. The term "expenses" shall not include any attorneys fees or

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other legal expenses incurred by SEREX in connection with the negotiation, execution, or enforcement of this Agreement.

    4.2 Reimbursement required pursuant to Section 4.1 shall be provided as follows:

         a.   HOLOGIC shall pay SEREX the sum of [   *   ] upon the execution of
              this Agreement;

         b.   HOLOGIC shall pay SEREX the sum of [   *   ] ninety (90) days
              after the Effective Date;

         c.   HOLOGIC shall pay SEREX the lesser of SEREX's projected expenses
              for the then-current calendar quarter or [   *   ] ([   *   ],
              after the commencement of clinical trials of the TEST) on or before the one hundred eightieth day following the Effective Date and on or before the same day of each third month thereafter, but in no event sooner than five (5) days after HOLOGIC's receipt of SEREX's most recent monthly report due pursuant to Section 6.1, below, in each case minus any amount by which the previous payment exceeded the actual expenses incurred by SEREX.

    5.   OPTION TO ADD THIRD PARTY

    For a period of ninety (90) days after the Effective Date, HOLOGIC reserves the right, and SEREX grants HOLOGIC the option, to identify a third party to assist in and expedite biochemical research for development of the TESTS. If HOLOGIC identifies such a third party and the identified party is acceptable to SEREX (such acceptance not to be unreasonably withheld or delayed), then HOLOGIC, SEREX, and the third party shall use their best efforts to negotiate their respective rights and obligations in the development of the PRODUCT, which negotiation may result in the execution of an agreement mutually acceptable to both parties that modifies or supersedes this Agreement.

    6.   REPORTS AND MEETINGS

    6.1 The PROJECT Manager shall conduct a formal PROJECT review not less frequently than once per month. On or before the 15th of each month, SEREX will furnish a written report to HOLOGIC that describes the progress of the development effort as of the end of the preceding calendar month, including the status of the PRODUCT, the actual costs incurred to date, the proposed

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work for the next one- and three-month periods, the projected costs of the next one- and three-month periods, and any other information reasonably requested by HOLOGIC.

    6.2 SEREX shall keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of costs and expenses to be reimbursed under this Agreement or of income on which reimbursement of amounts due under Section 13.8, if applicable, are to be computed. Such materials shall be retained for a period of at least 5 years following the end of the fiscal year to which they relate. SEREX's books of account shall be maintained in accordance with generally accepted accounting principles consistently applied. SEREX shall permit the reasonable inspection and copying of such records, files, and books of account by HOLOGIC or its representatives during regular business hours at SEREX's regular place of business, provided that HOLOGIC shall give SEREX at least 7 days prior written notice of its election to inspect such records, files, and books of account. Fees and expenses incurred in connection with such inspections (including, but not limited to, professional fees and expenses paid to accountants or other examiners retained by HOLOGIC and the cost of copying records, files, and books of account) shall be borne by HOLOGIC, unless such inspection shall reveal that an error in the amount of five percent (5%) or more of the aggregate amount of expenses for any month was made, in which case the fees and expenses incurred in connection with the inspection during which such error was discovered shall be borne by SEREX.

    6.3 HOLOGIC and SEREX shall meet at least once every three months, or more frequently as the need may arise, at such times and places as mutually agreed in order to render the technical cooperation most effective and desirable to both parties.

    7.   LICENSING AND DISTRIBUTION

    7.1 SEREX hereby grants HOLOGIC the exclusive right and license, with the right to grant sublicenses to others, to use the INTELLECTUAL PROPERTY to manufacture, market, sell, and distribute the PRODUCT worldwide, in all markets and for all applications, directly or through such contractors, agents, distributors, licensees, sublicenses or representatives as HOLOGIC may appoint.

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    7.2  In the event that SEREX conceives a new product (not including an
IMPROVEMENT) with applications in bone metabolism, SEREX shall provide HOLOGIC with a description of such product and with all information available to SEREX regarding the design, development, application of, or market for such product. If HOLOGIC notifies SEREX of its interest in such product within thirty (30) days following receipt of such information, the parties shall negotiate in good faith the terms of an agreement governing the development and distribution of such product. In the event that SEREX and HOLOGIC do not agree to the terms of such an agreement within ninety (90) days following HOLOGIC's notice of its interest to SEREX, SEREX may, at its option, negotiate a development and distribution agreement with another party, provided that SEREX may not enter into an agreement with any third party on more favorable terms to such third party than SEREX has offered to HOLOGIC.

    7.3 To maintain its exclusive rights pursuant to Section 7.1, HOLOGIC is required to purchase from SEREX or any third party manufacturer, in the
aggregate, at least the minimum number of TESTS specified below in the [   *   ]
commencing 90 days after the issuance of a patent on the application filed pursuant to Section 10.2, below:

    (a)  [     *     ] - [   *   ] TESTS
    (b)  [     *     ] - [   *   ] TESTS
    (c)  [     *     ] - [   *   ] TESTS
    (d)  [     *     ] - [   *   ] TESTS
    (e)  [     *     ] - [   *   ] TESTS

If HOLOGIC fails to purchase the minimum number of TESTS for any year, then SEREX may elect, upon sixty (60) days advance notice to HOLOGIC (which notice must be given within ninety (90) days following the end of such year), to make HOLOGIC's license and distribution rights nonexclusive, unless HOLOGIC, within such 60-day period, agrees to pay SEREX an amount equal to the difference between the amount actually paid pursuant to Section 8 and the amount that would have been payable if HOLOGIC had purchased the minimum number of TESTS.

    8.  PAYMENTS

    8.1 In consideration of the rights granted to HOLOGIC under this Agreement, HOLOGIC shall pay SEREX for each TEST purchased, whether from SEREX or a third party manufacturer, according to the following schedule:

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         (a)  [           *           ] TESTS purchased, [  *  ] per TEST

         (b)  [           *           ] TESTS purchased, [  *  ] per TEST;

         (c)  [     *     ] or more TESTS purchased, the lesser of [   *   ] per
              TEST or manufacturing cost plus [   *   ] [ * ]  per TEST,

provided that, for any year in which HOLOGIC purchases [      *      ] TESTS or
more, the price of all TESTS purchased shall be computed in accordance with subparagraph (c), above.

    8.2 In the event that HOLOGIC exercises its right to purchase the TESTS from a third party manufacturer, as set forth in Section 2.6 hereof, the payment due to SEREX shall be reduced by the amount paid to the third party, provided that, in the event that SEREX had the capacity to produce at least the number of TESTS HOLOGIC notified SEREX it planned to purchase during the year (as provided in Section 2.5 of this Agreement), the amount due to SEREX shall not be reduced pursuant to this paragraph below the following amounts:

         (a)  [   *   ] on the first [    *    ] TESTS, provided subparagraph
              (b) does not apply;

         (b)  [   *   ] on all TESTS in excess of [    *    ] and on all TESTS
              purchased in a year in which HOLOGIC purchases [    *    ] TESTS
              or more.

Payments, if any, required to be made by HOLOGIC to SEREX pursuant to this
Section 8.2 shall be made quarterly together with the report to be submitted to SEREX under Section 8.6 hereof.

    8.3 In the event that HOLOGIC is entitled to a refund as a result of the recalculation of the payments pursuant to Section 8.1 or 8.2(b) in a year in
which more than [    *    ] TESTS are purchased, such refund shall be credited
against payments next due from HOLOGIC, provided that, at HOLOGIC's option, SEREX shall make a cash payment to HOLOGIC with respect to

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any refund not applied within six (6) months from the date first due to HOLOGIC.

    8.4 The payments specified in Section 8.1(a) and (b) and the [ * ] maximum payment specified in Section 8.1(c) may be adjusted one year after FDA approval for marketing of the PRODUCT is obtained, to reflect the change between the value of the Consumer Price Index at the time FDA approval was granted and the value of said Index one year later, provided that that the above-referenced
payments shall not be increased or decreased by more that [      *      ] of the
original prices.

    8.5 The "manufacturing cost" of the TESTS, for purposes of determining the price due to SEREX pursuant to Section 8.1(c), shall be SEREX's direct costs of materials and personnel expended on the fabrication, quality control, and FDA documentation of the TESTS, plus a pro rata portion of SEREX's manufacturing overhead based on the portion of SEREX's manufacturing resources allocated to the manufacture of the TESTS, as confirmed by independent audit.

    8.6 HOLOGIC shall keep true and accurate records, files, and books of account containing all the data reasonably required for the determination and verification of the number of TESTS purchased by it, on which the amount due to SEREX under Section 8.2 hereof is to be computed, and shall submit a report to SEREX within 45 days after the end of any calendar quarter in which HOLOGIC purchases TESTS from a third party manufacturer, which report shall set forth the number of TESTS purchased and a calculation of payments due SEREX under
Section 8.2. Such materials shall be retained for a period of at least 5 years following the end of the fiscal year to which they relate. HOLOGIC's books of account shall be maintained in accordance with generally accepted accounting principles consistently applied. HOLOGIC shall permit the reasonable inspection and copying of such records, files, and books of account by SEREX or its representatives during regular business hours at HOLOGIC's regular place of business, provided that SEREX shall give HOLOGIC at least 7 days prior written notice of its election to inspect such records, files, and books of account. Fees and expenses incurred in connection with such inspections (including, but not limited to, professional fees and expenses paid to accountants or other examiners retained by SEREX and the cost of copying records, files, and books of

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account) shall be borne by SEREX, unless such inspection shall reveal that an error in the amount of five percent (5%) or more of the aggregate amount paid to SEREX in any quarter was made, in which case the fees and expenses incurred in connection with the inspection during which such error was discovered shall be borne by HOLOGIC.

    9.   CONFIDENTIALITY

    9.1 Each party shall hold in strict confidence and shall cause each of its officers, directors, employees, and agents to hold in strict confidence any and all proprietary information that may be disclosed to such party by the other party, which information shall be identified by the disclosing party as being confidential, in writing, at the time of the disclosure or, in the event the disclosure is made orally, within thirty (30) days thereafter.

    9.2 Each party understands that the obligation of nondisclosure set forth in Section 9.1 above shall not apply to any information that:

         (a) at the time of the disclosure, is freely available to the general public or that has been identically disclosed in published literature or patents, provided that no combination of features shall be deemed to be within this exception merely because its component features are freely available to the general public or have been disclosed in published literature or patents, but only if the combination itself and its principles of operation are freely available to the general public or disclosed in published literature or patents;

         (b) is or has become generally known to the public through no fault of the receiving party,

         (c) the receiving party can reasonably show is already known to it or independently developed by it,

         (d) is received by the receiving party without restriction from a third party who has a right to disclose the same,

         (e) is required to be disclosed by a government authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental and judicial protection available for like material, or

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         (f)  is approved for release to a third party by the prior written authorization of the disclosing party.

    9.3 Each party will take whatever action is necessary or appropriate to ensure that its employees, officers, and directors comply with the provisions of this Section 9 both during and after the time they serve in such capacities. In the event that any such individual makes an unpermitted disclosure of any confidential information hereunder, the party with which such individual is affiliated shall promptly take whatever action is necessary or appropriate to minimize the adverse effect of such disclosure.

    9.4 The parties understand and agree that any breach of the obligation of confidentiality expressed in this Section 9 may cause irreparable damage to the business and property of the nondisclosing party. In the event of any such breach or of the substantial likelihood that such a breach will occur, the disclosing party understands that the other party may take legal action, including seeking injunctive relief, to protect its interests and property. The disclosing party hereby consents to the entry of an injunction in such circumstances to enjoin the disclosure.

    9.5 Notwithstanding the foregoing provisions of this Section 9, each party may disclose to a third party to be engaged in the PROJECT for such party any information of the other party to the extent that such information is necessary for such third party's involvement, provided, however, that prior to any such disclosure, the third party shall have executed a confidentiality agreement, substantially in the form attached hereto in Appendix B, agreeing to maintain the confidentiality of such information.

    10.  INTELLECTUAL PROPERTY RIGHTS

    10.1 Ownership of the INTELLECTUAL PROPERTY shall reside with the party employing the employee or agent who creates or invents the property in connection with the development contemplated hereunder; provided however, that if an invention or device shall have been jointly made by the employees or agents of both HOLOGIC and SEREX, then HOLOGIC and SEREX shall jointly own any INTELLECTUAL PROPERTY associated with such joint invention or device.

    10.2 SEREX agrees to file an application for a United States patent on the Serex Antibody Release Assay immuno-diagnostic technology as it applies to osteoporosis within six (6) months following the Effective Date.

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    10.3 All expenses and charges necessary for filing applications for registration and maintenance fees of any intellectual property right shall be borne by the party that owns such intellectual property right. All such expenses and charges arising in connection with any intellectual property right to be jointly owned by HOLOGIC and SEREX shall be equally borne by HOLOGIC and SEREX. Notwithstanding the preceding sentence and except as agreed by SEREX pursuant to
Section 10.2, above, neither party shall be obligated to apply for registration of any intellectual property right owned, in whole or in part, by it if such party determines, in the reasonable exercise of its business judgment, that such registration is not necessary or would not be cost effective. If the party owning such rights (the "OWNER") elects not to register an intellectual property right, and the other party (the "ASSIGNEE") would have exclusive or nonexclusive license to exercise the inventions or devices to which such rights pertain, the ASSIGNEE, at its own expense, may register such intellectual property rights in the OWNER's name in such countries as it deems necessary or appropriate and the OWNER will assign its rights in such registration to the ASSIGNEE. No assignment pursuant to this provision shall negate or otherwise limit the ASSIGNEE's obligation, if any otherwise exists, to pay royalties to the OWNER with respect to the intellectual property rights that are the subject of the assigned registration nor shall any such assignment negate or otherwise limit the OWNER's rights to use such intellectual property rights.

    10.4 The name "Hologic" or HOLOGIC's trademark may be used in connection with the PRODUCT only with advance written consent of HOLOGIC and, if so used, creates and confers no right in such name or trademark upon SEREX.

    11.  INDEMNIFICATION

    11.1 HOLOGIC agrees to indemnify and hold SEREX and its officers, directors, employees, licensees, and agents harmless from and against any liabilities, costs, or other damages (including reasonable attorneys fees and litigation costs, regardless of outcome) arising out of a breach of one or more of HOLOGIC's representations or warranties expressed in Section 15 of this Agreement, provided SEREX shall have taken reasonable actions to minimize such liabilities, costs, or other damages and provided, further, that SEREX has complied with the procedures set forth in subsection 11.4, below. HOLOGIC shall use its best efforts to have SEREX identified as a third party

                                      -12-
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beneficiary of any contractual right to indemnification that HOLOGIC secures from a third party manufacturer of the PRODUCT.

    11.2 SEREX agrees to indemnify and hold HOLOGIC and its officers, directors, employees, licensees, and agents harmless from and against any liabilities, costs, or other damages (including reasonable attorneys fees and litigation costs, regardless of outcome) arising out of the design, manufacture by SEREX, use, or sale of the PRODUCT or of any improvements or alterations thereto, provided that no such damages are the result of a use, application, or written warranty authorized by HOLOGIC without the knowledge of SEREX, or from a breach of any one or more of SEREX's representations or warranties expressed in Section 15 of this Agreement, provided HOLOGIC shall have taken reasonable actions to minimize such liabilities, costs, or other damages and provided, further, that HOLOGIC has complied with the procedures set forth in subsection 11.4, below.

    11.3 Each party (the "Indemnifying Party") agrees to indemnify and hold the other party (the "Indemnified Party") and such other party's officers, directors, employees, licensees, and agents harmless from and against any liabilities, costs, or other damages (including reasonable attorneys fees and litigation costs, regardless of outcome) arising out of the infringement of any third party's intellectual property rights by the intellectual property owned by the Indemnifying Party, provided the Indemnified Party shall have taken reasonable actions to minimize such liabilities, costs, and other damages and provided, further, that the Indemnified Party has complied with the procedures set forth in subsection 11.4, below.

    11.4 If any claim, action, or other legal proceeding is asserted against a party for which such party may have a right to indemnification pursuant to this
Section 11, such party (the "Indemnified Party") shall give the other party (the "Indemnifying Party") prompt written notice of such claim or proceeding and the Indemnifying Party may elect to control the defense to or settlement of such dispute. In the event that the Indemnified Party cannot reasonably anticipate that the Indemnifying Party will receive notice of such claim or proceeding at least 20 days prior to the date by which any action needs to be taken to preserve and protect the parties' rights, the Indemnified Party shall take such action on behalf of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in any defense or settlement made by the Indemnifying Party. The Indemnified Party shall not enter into any settlement agreement or other voluntary resolution of any such claim or proceeding without obtaining the Indemnifying Party's prior written consent thereto.

    12.  INFRINGEMENT

    12.1 If HOLOGIC or SEREX becomes aware that any INTELLECTUAL PROPERTY is being or may be infringed by a third party, the party who learns of or suspects such infringement shall promptly notify the other party thereof. SEREX may at its own expense prosecute any action it deems necessary to protect the rights of each of the parties to the PRODUCT under this Agreement. If, upon inquiry by HOLOGIC, SEREX does not initiate any such action or confirm that it intends to do so promptly and in a timely fashion, HOLOGIC may initiate such an action in its own behalf. If either party initiates an action pursuant to this Section 12 and recovers damages or lost profits or both as a result thereof, the recovering party may retain the entire amount of such recovery.

    12.2 In any action prosecuted, defended, or resolved by either party pursuant to this Section 12, the other party shall provide such assistance as may be reasonably necessary or appropriate and shall be entitled to noncontrolling participation at its own expense, through counsel of its own selection.

    13.  TERM AND TERMINATION

    13.1 This Agreement shall remain in effect from the date first written above until the first anniversary of the Effective Date that occurs after the expiration of all PATENTS or until terminated by mutual agreement of the parties or otherwise as provided by law or as permitted in this Section 13.

    13.2 This Agreement may be terminated by HOLOGIC, without cause, effective on a date stated in a notice of termination given to SEREX by HOLOGIC. If HOLOGIC terminates this Agreement pursuant to this Section 13.2 and such termination takes place after the expiration of the 90-day option period specified in Section 5 of this Agreement, HOLOGIC shall pay SEREX's development expenses for the PROJECT for the three (3) months following the date of HOLOGIC's notice of termination. If HOLOGIC terminates the Agreement pursuant to this Section 13.2 after the first commercial sale of the PRODUCT

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in the United States, the effective date of termination shall be at least ninety
(90) days after the date on which notice of termination is given.

    13.3 This Agreement may be terminated by either party for material defaults of the other party, effective immediately upon giving notice of such termination to the other party, provided that (i) the terminating party shall have given the defaulting party notice of the occurrence and nature of the default at least thirty (30) days prior to the notice of termination and (ii) the defaulting party shall have failed to cure the default during such 30-day period and shall have failed to initiate action during such 30-day period that is reasonably calculated to cure the default as promptly as practical.

    13.4 This Agreement may be terminated by either party, effective immediately upon giving notice to the other party, in the event that (i) proceedings are instituted by such other party in bankruptcy, reorganization, receivership, or dissolution; or (ii) proceedings are instituted against such other party in bankruptcy, reorganization, receivership, or dissolution and such proceedings have not been dismissed or otherwise terminated within sixty (60) days following the date they were initiated; or (iii) such other party is generally unable to pay its debts as they come due in the ordinary course of business or makes an assignment for the benefit of creditors.

    13.5 This Agreement may be terminated by HOLOGIC, effective immediately upon giving notice to SEREX, in the event that (i) the PROJECT deviates materially and adversely from the Plan, provided that HOLOGIC has given SEREX at least 30 days' prior notice of its intention to terminate hereunder and SEREX has not, during such 30 days, either satisfied HOLOGIC that the PROJECT is proceeding in accordance with the Plan or proposed a revised Plan that is acceptable to HOLOGIC; or (ii) a United States patent is not issued to SEREX pursuant to U.S. Patent Application # 08192778 within one (1) year following the Effective Date.

    13.6 In the event of termination by HOLOGIC pursuant to Section 13.4, HOLOGIC may, in the sole exercise of its discretion, elect to purchase all of SEREX's rights in the PRODUCT, including all intellectual property rights relating to processes, devices, know-how, technology, formulae, or other components of the PRODUCT (but not including the Serex Antibody Release Assay technology or other technology developed by SEREX and documented prior to the Effective Date ("Existing Technology")) and to purchase a perpetual, nonexclusive license to use the Existing Technology to complete the development and commercialization of the PRODUCT (including manufacturing, marketing, distributing, selling, and using the PRODUCT). In the event that HOLOGIC exercises its rights pursuant to this Section 13.6, HOLOGIC shall pay SEREX the
amount of [   *   ] in cash or, at HOLOGIC's option, in unregistered shares of
HOLOGIC's common stock, which shares shall be subject to a limited right of registration under the same terms as are set forth in Section 7.12 of the "Preferred Stock Purchase Agreement" dated as of September 30, 1994 between HOLOGIC and SEREX. SEREX shall execute such bills of sale, assignments, representations regarding compliance with state and federal securities laws, and other documents as HOLOGIC shall reasonably request.

    13.7 In the event that HOLOGIC terminates this Agreement pursuant to Section 13.3, 13.4 (provided HOLOGIC does not elect to exercise its rights pursuant to
Section 13.6), or 13.5, SEREX shall reimburse HOLOGIC for [      *     ] of the
amounts paid by HOLOGIC pursuant to Section 4 of this Agreement by remitting to
HOLOGIC, at the end of each calendar quarter, [     *     ]of the net sales,
royalties, license fees, and other income derived from the PRODUCT or any device, process, know-how, technology, or other item developed in the course of the PROJECT.

    13.8 Notwithstanding anything to the contrary contained in this Agreement, HOLOGIC may continue to market, distribute, and sell PRODUCT then in inventory or for which purchase orders have been issued, for a period of ninety (90) days following the effective date of termination of this Agreement.

    13.9 Sections 9, 10, 11, 13, 16, and 17 shall survive termination of this Agreement. In the event that HOLOGIC terminates this Agreement and is entitled to reimbursement from SEREX pursuant to Section 13.7, Section 6.2 shall also survive termination of this Agreement.

    14.  INVOLVEMENT OF THIRD PARTIES

    Following the option period set forth in Section 5, either party may retain the services of one or more third parties to assist it in the performance of its obligations under this Agreement, provided that the party to this Agreement retains ultimate responsibility for the full and satisfactory performance of its obligations hereunder.

    15.  WARRANTIES AND REPRESENTATIONS

    15.1 SEREX hereby represents and warrants to HOLOGIC that:

         (a) it is the sole owner of all right, title, and interest in and to the Serex Antibody Release Assay technology and any other Existing Technology to be used in connection with the PROJECT, free and clear of any liens or encumbrances, and has no actual knowledge of any conflicting patents, patent applications, or proprietary rights of any third parties;

         (b) it has the full authority to enter into this Agreement without the prior consent, concurrence, or other authorization of any court, agency, or other third party;

         (c) the undersigned officer has the full authority and approval of the Board of Directors of SEREX to enter into this Agreement; and

         (d) this Agreement does not violate the terms of any agreement, order, stipulation, understanding, or other arrangement to which it is subject or by which it is bound.

SEREX gives no warranty or representation, express or implied, except as specifically stated herein.

    15.2 HOLOGIC hereby represents and warrants to SEREX that:

         (a) it has the full authority to enter into this Agreement without the prior consent, concurrence, or other authorization of any court, agency, or other third party;

         (b) the undersigned officer has the full authority and approval of the Board of Directors of HOLOGIC to enter into this Agreement; and

         (c) this Agreement does not violate the terms of any agreement, order, stipulation, understanding, or other arrangement to which it is subject or by which it is bound.

HOLOGIC gives no warranty or representation, express or implied, except as specifically stated herein.

    16.  LIMITATIONS ON LIABILITY

    Except as expressly provided in Section 11, neither party shall be liable to the other party under any theory of liability (including negligence) for any indirect, special or consequential damages of any kind, or for any lost profits or opportunities, even if the party that might be liable was advised of the possibility of such damage.

    17.  INSURANCE

    SEREX shall procure and maintain, at its sole cost and expense, liability insurance with a reputable and financially sound insurance carrier or carriers against liability and claims for injuries to persons (including injuries resulting in death) and property damage in a combined single limit of not less than $1,000,000.00 per occurrence, and any additional insurance as may be required by applicable laws or regulations, and shall furnish to HOLOGIC written certificates obtained from each insurance carrier showing that insurance has been procured and is properly maintained, that the premiums therefor are paid, and specifying the name of the insurance carrier, the policy number or numbers, and the expiration date or dates. At least thirty (30) days prior written notice of any cancellation or modification of any such policy shall be given to HOLOGIC.

    18.  SERIOUS INJURIES; PRODUCT RECALL; CORRECTIVE ACTION

    18.1 Each party shall advise the other, by confirmed facsimile, within twenty-four (24) hours after the notifying party becomes aware of any serious injury from the use or malfunction of the PRODUCT. The notifying party shall include in the notification all information known to it, including (but not limited to) the name, address, and telephone number of the person or entity that purchased the PRODUCT in question, the name, address, and telephone number of the patient (if different), and the lot or serial number of the TEST or READER involved in the incident, as appropriate.

    18.2 If either party believes that a recall of any PRODUCT is necessary or appropriate, it will promptly notify the other party. The parties will then discuss reasonably and in good faith whether such recall is necessary or appropriate (unless such recall is required by law) and the manner in which any agreed or required recall shall be conducted. If a recall is not required by law and the parties cannot agree whether or not the recall is necessary or appropriate, either party may elect to conduct the recall in question. The parties shall cooperate with each other in conducting any recall pursuant to this Section. All out-of-pocket costs of a required or agreed recall, except the printing and mailing costs incurred to notify customers of such recall, shall be borne by SEREX. All costs of a recall to which the parties have not agreed shall be borne by the party that elects to conduct the recall, provided that, if a court of competent jurisdiction determines that any PRODUCTS recalled by HOLOGIC were defective or in violation of any applicable law, SEREX shall reimburse HOLOGIC for all reasonable out-of-pocket costs and expenses of such recall (except for the mailing and printing costs incurred to notify customers of such recall). HOLOGIC shall maintain complete and accurate records of all PRODUCTS sold by it, for such periods as are required by law. Nothing contained in this Section 18 shall be construed to modify or limit the legal obligations of either party with respect to any recall that is required by law.

    18.3 In the event that any governmental agency having jurisdiction shall request or order any corrective action with respect to any PRODUCTS, including (but not limited to) any recall, customer notice, restriction, change, market action, or any modification of the PRODUCT, and the cause or basis of such corrective action is primarily attributable to a condition, fact, or action that constitutes a breach by SEREX of any of its warranties, representations, obligations, or covenants contained herein or that SEREX knew or should have known would require such corrective action, then SEREX shall be liable for, and shall pay or reimburse HOLOGIC for, all costs incurred by HOLOGIC as a result of such action, including the replacement cost of any PRODUCT affected thereby.

    19.  FORCE MAJEURE

    Neither party shall be responsible for failure or delay to comply with this Agreement, if such failure or delay is caused by fire, flood, strikes, labor disputes or other industrial disturbances, unavoidable accidents, war, riots, civil commotion, embargoes, prohibition of exportation, governmental direction, intervention of civil, naval, or military authorities, or any other causes beyond the control of the party. In such case, performance by such party of this Agreement, other than the obligation to make payments, shall be suspended without liability to the extent performance is affected and for the period of delay reasonably attributable to such causes, including, without limitation, time for recovery from such causes.

    20.  ASSIGNMENT

    Prior to the first commercial sale of the PRODUCT in the United States, neither party may assign its rights (through contractual assignment, merger, consolidation, sale of assets, stock or otherwise), or delegate its obligations under this Agreement to a third party, unless the assigning or delegating party obtains the prior written consent of the other party to this Agreement (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing and without the consent of SEREX, HOLOGIC may assign any and all rights and delegate any and all duties under this Agreement at any time during the term of this Agreement to (a) an entity that is owned or controlled by HOLOGIC or by the person or persons who own or control HOLOGIC or that owns or controls HOLOGIC or (b) the purchaser of all or substantially all of HOLOGIC's business relating to bone metabolism diagnostic products. SEREX shall be provided with prompt written notice of any such permitted assignment or delegation by HOLOGIC. Any assignment, delegation, sale, or other transfer by either party other than as expressly permitted in this Section 20 shall be null and void.

    21.  DISPUTE RESOLUTION

    21.1 The parties shall attempt in good faith to resolve all disputes that may arise during the term of this Agreement or thereafter promptly by negotiation between executives who possess the authority to settle such dispute. Either party may give the other written notice of any dispute not resolved in the ordinary course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall forward a written response to the disputing party. The notice and the response shall include (a) a brief statement of each party's position, and (b) the name and title of the executive who will represent that party in negotiations. Within thirty (30) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and again thereafter as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. All reasonable requests for information by one party to the other will be honored. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for evidentiary purposes.

    21.2 If the dispute has not been resolved within sixty (60) days after delivery of the disputing party's notice, the dispute shall be submitted to arbitration under the then prevailing rules of the American Arbitration

Association for commercial arbitration. The place of arbitration shall be Boston, Massachusetts. The award of arbitration shall be final and binding.

    22.  COMPLIANCE WITH LAWS; GOVERNING LAW

    22.1 The parties agree to conduct their efforts pursuant to this Agreement in compliance with all applicable statutory and regulatory requirements, including making information available to each other that is required in order to comply with the parties' respective regulatory reporting requirements. The parties agree to comply with all health registration laws, regulations, and orders applicable to the development, manufacture, marketing, distribution, and sale of the PRODUCT.

    22.2 This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to any conflicts of laws provisions.

    23.  NOTICE

    Any notice or other communication required or permitted under this Agreement shall be sufficiently given, unless specifically required to be given in some other manner pursuant to the terms of this Agreement, if (a) delivered by hand; or (b) sent by Federal Express or other overnight carrier; or (c) sent by telecopier, subject to confirmation of receipt; or (d) sent postage pre-paid by first class registered or certified mail, return receipt requested, addressed to the intended recipient as follows:

If to HOLOGIC, to:   HOLOGIC, Inc.
                     590 Lincoln Street
                     Waltham, Massachusetts 02154
                     Fax # (617) 890-8031
                     Attention: Mr. Joel B. Weinstein
                                Vice President, New Business
                                                Development

If to SEREX, to:     Serex, Inc.
                     230 West Passaic Street
                     Maywood, New Jersey  07607
                     Fax # (201) 368-7850
                     Attention: Sam A. Martin
                                Chief Executive Officer
or to other such address as shall be furnished in writing and received by the other party prior to the giving of applicable notice or communication. All notices shall be deemed to have been received on the actual date of receipt or three days after given as provided above, whichever is sooner.

    24.  PUBLIC ANNOUNCEMENTS; ADVERTISEMENTS

    Public announcements of the execution of this Agreement, the development or commercialization of the PRODUCT, or any other aspect of the PROJECT or of the parties' collaboration pursuant to this Agreement may be made by either party, subject to the approval of the other party (which approval shall not be unreasonably withheld or delayed). Advertisements of the PRODUCT may be made only by HOLOGIC, subject to the approval of SEREX (which approval shall not be unreasonably withheld or delayed). The party seeking to publish an announcement or advertisement shall provide a copy of the text of such announcement or advertisement to the other party at least five days prior to the scheduled publication thereof; if the receiving party does not deliver to the publishing party, within said five-day period, written notice of its objections thereto, the receiving party shall be deemed to have approved such advertisement or announcement.

    25.  PARTIAL INVALIDITY

    Both parties hereto agree that invalidity or unenforceability of any of the provisions, in part or in whole, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions hereof except those which are an integral part of or are otherwise clearly inseparable from such invalid or unenforceable part or provision.

    26.  ENTIRE AGREEMENT AND MODIFICATION

    This Agreement is the final expression of the entire and only agreement of both parties with respect to the subject matter covered in this Agreement and supersedes all prior oral and written agreements, negotiations, commitments and representations with respect thereto.

    This Agreement cannot be modified except in writing by mutual agreement signed by duly authorized representatives of both parties hereto.

    27.  COUNTERPARTS

    This Agreement may be executed in separate counterparts, each of which shall be deemed an original and, when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

    IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be executed under seal as of the date first written above.

HOLOGIC, INC.                     SEREX, INC.



By: ___________________________   By: ____________________________

Print Name: ___________________   Print Name: ____________________

Title: ________________________   Title: _________________________

                                     -24-